Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PLUG POWER ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Company continues to gain traction in targeted markets

LATHAM, N.Y. – October 24, 2007 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy solutions, today provided a progress update and reported its financial results for the third quarter of 2007.

Revenue for the third quarter of 2007 increased by 158 percent to $4.5 million compared with $1.8 million in the same period of 2006. Deferred revenue was $4.2 million at Sept. 30, 2007, compared with $3.2 million as of Sept. 30, 2006.

Net loss for the third quarter of 2007 was $15.2 million compared with $11.9 million for the third quarter of 2006. The $3.3 million increase primarily reflects $5.2 million related to the operating results of acquired companies. On a diluted per-share basis, net loss was $0.17 for the third quarter of 2007 compared with $0.14 for the comparative quarter of 2006.

“During the third quarter, we continued to put GenCore systems into the field more rapidly than any other year in the company’s history, doubling our installation rate compared with 2006,” said Roger Saillant, Plug Power’s president and CEO. “We also made significant sales progress with our GenDrive™ power units, including the purchase order agreement signed with Wal-Mart and announced earlier this week.”

Saillant continued, “Building on this momentum, we will continue to aggressively pursue all five of our publicly disclosed milestones through the fourth quarter. However, due to factors such as order flow, permitting, siting and construction, we do not expect to meet the goals of installing 400 GenCore® systems or reducing GenCore manufacturing costs by 25 percent by year end.”

The milestones established for 2007 are:

•	Install 400 GenCore systems

•	Achieve 50 percent reduction in Plug Power’s GenCore support costs by the end of the fourth quarter

•	Reduce GenCore manufacturing costs by 25 percent

•	Expand into new fuel cell applications through strategic partnerships or acquisitions

•

Contain cash used in operations to $50 to $55 million in 2007, increased from $45 to $50 million in the second quarter to include the estimated cash to be used in 2007 for the combined operations of Plug Power, Cellex Power and General Hydrogen.

Product Installations, Shipments and Backlog

GenCore installations in the third quarter of 2007 were 53 compared with 28 in the third quarter of 2006. Year-to-date for 2007, Plug Power has installed 157 GenCore systems compared with a total of 85 installations for all of 2006. Plug Power shipped 25 GenCore systems in the third quarter of 2007 compared with 15 in the third quarter of 2006. Also, 23 GenDrive units were shipped during the quarter.

GenCore backlog on Sept. 30, 2007, was 294 systems, reflecting the removal of 213 GenCore systems from the backlog during the quarter due to actual or anticipated order cancellations, primarily due to a decision by Smart Link, Plug Power’s distribution partner in Kuwait, to refocus its business and disengage from distribution of fuel cell products. The backlog as of Sept. 30, 2007, compares with 202 on Sept. 30, 2006, and 489 at the end of second quarter 2007. There were also 46 GenDrive power units in backlog at the end of the quarter. Product orders include firm orders, stocking orders and orders that require certain conditions or contingencies and certain redesign elements to be satisfied prior to shipment, some of which are outside Plug Power’s control. The time periods from order receipt to shipment date and from shipment date to installation vary widely and are determined by a number of factors, including the customer contract terms and deployment plan as well as siting, permitting and construction.

Acquisition Integration

Plug Power’s integration of Cellex Power Products and General Hydrogen Corporation is on schedule and nearly complete. The operations are now consolidated in one facility in Richmond, British Columbia, with manufacturing taking place at Plug Power’s Latham headquarters. Administrative, sales and marketing, and information technology functions and systems are nearly fully integrated between the facilities in Richmond and Latham, and Plug Power is in the process of developing additional sales and technical capabilities to support the GenDrive product line.

Revenue

Product and service revenue was $1.2 million for the third quarter of 2007—$845,000 from GenCore and $355,000 from GenDrive. Deferred product and service revenue increased to $3.6 million at the end of the third quarter of 2007 compared with $2.5 million at Sept. 30, 2006. Plug Power defers recognition of product and service revenue and recognizes revenue on a straight-line basis over the service period of each sold system. Plug Power expects to realize substantially all of the deferred product and services revenue over the next 27 months.

Research and development (R&D) contract revenue for the third quarter of 2007 increased to $3.3 million from $1.1 million for the third quarter of 2006. Deferred R&D contract revenue at both Sept. 30, 2007 and 2006, was $0.7 million.

Operational Results

Cost of product and service revenue for the quarter ended Sept. 30, 2007, was $2.0 million compared with $0.8 million in the third quarter of 2006. The increase in cost of product and service revenue primarily resulted from increased shipments and a growing installed base of systems. Cost of R&D contract revenue was $5.2 million for the third quarter of 2007 compared with $1.3 million in the third quarter of 2006. The increase in the cost of R&D contract revenue reflects the increase in R&D contract work during the quarter.

R&D expenses for the third quarter of 2007 were $9.4 million, a decrease of $2.2 million compared with $11.6 million for the third quarter of 2006. The decrease primarily resulted from an increase in resources assigned to revenue-generating R&D contract programs, which more than offset the additional R&D costs incurred by the acquired companies.

General and administrative (G&A) expenses were $5.7 million for the third quarter of 2007 compared with $3.4 million for the prior year’s third quarter. The increase in G&A expenses related primarily to the general and administrative costs of the acquired companies, as well as increased marketing and sales activities.

Interest income decreased to $2.8 million in the third quarter of 2007 from $3.5 million in the third quarter of 2006 as a result of investment returns from lower cash and available-for-sale security balances resulting primarily from cash used for acquisitions and for operating needs.

Cash and Liquidity

Net cash used in operating activities for the quarter ended Sept. 30, 2007, was $10.5 million. On Sept. 30, 2007, Plug Power had cash, cash equivalents and marketable securities of $180.4 million compared with $190.8 million as of June 30, 2007. During the quarter, Plug Power also used $900,000 for capital expenditures.

Conference Call

Plug Power has scheduled a conference call today at 10:00 a.m. (EDT) to review the Company’s results for the third quarter of 2007. Interested parties are invited to listen to the conference call by calling (888) 713-4213, or (617) 213-4865 for international participants, and entering the pass code PLUG1 (75841).

Participants are encouraged to pre-register for the call by visiting https://www.theconferencingservice.com/prereg/key.process?key=P4FFPHA33. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quicker access to the conference by bypassing the operator.

The webcast can by accessed by visiting the Plug Power Web site at www.plugpower.com and selecting the conference call link on the home page. The call will be archived on the Company’s Web site for a period of time following the call.

About Plug Power

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable on-site energy solutions, integrates fuel cell technology into backup and primary power products for telecommunications, material handling, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets throughout the world, including North America, Europe, the Middle East, Russia, South Africa and South America. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

###

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to achievement of our 2007 milestones. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that the anticipated synergies of the Cellex Power and General Hydrogen acquisitions are not realized, that unit orders will not ship, be installed and/or convert to revenue, in whole or in part. Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”) on March 16, 2007, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Media Contact:	Investor Contact:
Mark Sperry	Cathy Yudzevich
Plug Power Inc.	Plug Power Inc.
Phone: (518) 782-7700, ext. 1510	Phone: (518) 782-7700, ext. 1448

Plug Power Inc.

Financial Highlights

Balance Sheets (Dollars in thousands):	September 30, 2007	December 31, 2006
(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,171	$26,900
Available-for-sale securities	162,238	242,223
Accounts receivable	3,573	893
Inventory	7,391	5,559
Prepaid expenses and other current assets	2,238	3,706

Total current assets	193,611	279,281
Property, plant and equipment, net	21,020	18,048
Goodwill and Intangible Assets	67,234	10,389
Other assets	263	202

Total assets	$282,128	$307,920

Liabilities and Stockholders’ Equity
Current liabilities:
Due to broker for security purchase		$5,000
Accounts payable	4,333	1,990
Accrued expenses	3,979	2,597
Deferred revenue	4,167	2,692
Other current liabilities	402	—

Total current liabilities	12,881	12,279
Other liabilities	5,713	1,113

Total liabilities	18,594	13,392
Stockholders’ equity	263,534	294,528

Total liabilities and stockholders’ equity	$282,128	$307,920

Statements of Operations (Dollars in thousands):	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2007	2006	2007	2006
Revenue
Product and service revenue	$1,199	$676	$2,337	$2,276
Research and development contract revenue	3,336	1,079	8,835	4,519

Total revenue	4,535	1,755	11,172	6,795
Cost of revenue and expenses
Cost of product and service revenue	1,964	761	8,030	3,319
Cost of research and development contract revenue	5,198	1,336	12,574	6,224
Research and development expense:
Noncash stock-based compensation	928	713	2,657	2,093
Other research and development	8,434	10,856	24,790	28,496
General and administrative expense:
Noncash stock-based compensation	484	320	1,428	1,086
Other general and administrative	5,254	3,123	13,802	7,800

Operating loss	(17,727)	(15,354)	(52,109)	(42,223)
Interest income and net realized gains/losses from the sale of available-for-sale securities	2,760	3,533	9,277	5,353
Interest expense	(114)	(56)	(221)	(158)
Other income/(expense)	(95)	—	(33)

Net loss	$(15,176)	$(11,877)	$(43,086)	$(37,028)

Loss per share: Basic and diluted	(0.17)	(0.14)	$(0.50)	$(0.43)

Weighted average number of common shares outstanding	86,894,954	86,184,390	86,668,121	86,045,202